EXHIBIT 99.1
NEWS RELEASE

Contact: Kathy Liebmann        (734) 241-2438         kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES MOVES TO STRENGTHEN AND RE-ALIGN BUSINESS

MONROE, Mich., June 4, 2020-La-Z-Boy Incorporated (NYSE: LZB), a global leader in residential furniture, today announced initiatives designed to strengthen the company and position it to thrive in the new external environment, marked by COVID-19. Effective immediately, the company will reduce its global workforce by about 10%, or approximately 850 employees, across its manufacturing, retail and corporate locations, including the closure of its Newton, Mississippi upholstery manufacturing facility. Production will be shifted to available capacity at the company’s Dayton, Tennessee, Neosho, Missouri, and Siloam Springs, Arkansas plants. These changes are expected to leverage efficiencies across the business, improve competitiveness and position the company to drive long-term value for all stakeholders.

The company’s Newton upholstery plant, built in 1960, employs about 300 people, accounts for approximately 10% of the La-Z-Boy branded business total upholstery production, and manufactures La-Z-Boy recliners, motion sofas and classics (high-leg recliners). The Newton-based integrated internal supply functions will remain in operation. Approximately 170 individuals work across these areas and will remain with the company.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy Incorporated, said: "The COVID-19 pandemic has had a far-reaching impact. We responded quickly in March with our COVID-19 Action Plan to ensure the health, safety and well-being of our employees, customers and the communities in which we operate, while managing short-term liquidity. As a result, we are confident we will emerge from the crisis with strength and remain a leader in the industry. Since restarting production at the majority of our plants at the end of April, we have steadily increased production and continue to bring back more employees to meet demand. As more states open and allow our retail partners to re-engage with their customers, we anticipate a stepped process of increasing production and bringing additional employees back to work.”

Darrow added, “However, it is now appropriate to leverage the efficiencies we have created across the company and right size our business for the long term given the impact of COVID-19 on the state of the economy, with wide-sweeping unemployment levels and the uncertain timing of a full economic recovery. With approximately 4.5 million square feet of remaining highly productive manufacturing space across the La-Z-Boy enterprise, we are confident we will continue to provide excellent service to our dealers and their customers. Still, these are difficult decisions to make and we deeply regret the impact they will have on those employees who are affected. We greatly appreciate the contribution of each employee and thank them for their years of dedicated service.”

La-Z-Boy expects to incur approximately $5 million to $7 million in fiscal 2021 of one-time pre-tax charges related to these moves, the majority of which will be realized in the first quarter and will be excluded from Non-GAAP results.

The company plans to release its fiscal 2020 fourth-quarter and full-year results after the close of market on June 23, 2020.

Forward-looking Information
This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those we anticipate or project due to a number of factors, including, but not limited to, potential risks and uncertainties relating to the duration, severity and geographic spread of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to mitigate its impact, the potential negative impact of COVID-19 on the global economy, consumer demand and our supply chain, and the impact of COVID-19 on the Company's financial condition, business operations and liquidity. Other factors include: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of bilateral and multilateral trade agreements impacting our business; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2019 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information
This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: https://lazboy.gcs-web.com/.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 355 La-Z-Boy Furniture Galleries® stores. Joybird is an e-commerce retailer and manufacturer of upholstered furniture.
The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 355 stand-alone La-Z-Boy Furniture Galleries® stores and 559 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.
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